Exhibit 2.1

SECOND AMENDMENT

TO THE

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of this 25rd day of February, 2016, by and between AMERICAN ENTERPRISE BANKSHARES, INC., a Florida corporation (“AEB”) and FIDELITY SOUTHERN CORPORATION, a Georgia corporation (“Fidelity”), and amends that certain Agreement and Plan of Merger (the “Agreement”), dated as of October 26, 2015 and amended on January 21, 2016, between AEB and Fidelity.

WHEREAS, AEB and Fidelity are parties to the Agreement; and

WHEREAS, the parties desire to amend the Agreement as provided in Section 11.3 of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

1.          Amendments to the Agreement.

(a)          Section 1.2(b)(iii) of the Agreement shall be deleted in its entirety and replaced with the following:

“(iii)      equal to or less than $18.98, then the Merger Consideration shall equal 0.299 shares of Fidelity Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).”

(b)          Section 10.1 of the Agreement shall be deleted in its entirety.

(c)          The reference to “other than pursuant to Section 10.1(b) and Section 10.2(b)” in Section 10.8 of the Agreement, which is titled “Acquisition Proposal”, shall be deleted.

2.          Reaffirmation and Continuing Validity.  Except as expressly amended hereby, the terms and provisions of the Agreement remain in full force and effect in all respects.

3.          Governing Law.  The validity and effect of this Amendment and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

4.          Counterparts.  This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Amendment. This Amendment may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

FIDELITY SOUTHERN CORPORATION

By:	/s/ H. Palmer Proctor, Jr.
H. Palmer Proctor, Jr.
President

AMERICAN ENTERPRISE BANKSHARES, INC.

By:	/s/ Bennett Brown
Bennett Brown
President